Exhibit 99.1
NEWS RELEASE

The Andersons, Inc. Reports Fourth Quarter and Full Year Results

MAUMEE, OHIO, February 18, 2025 - The Andersons, Inc. (Nasdaq: ANDE) announces financial results for the fourth quarter ended December 31, 2024.

Financial Highlights:

•Full year net income attributable to The Andersons of $114 million, or $3.32 per diluted share, and $117 million, or $3.40 per diluted share, on an adjusted basis
•Fourth quarter net income attributable to The Andersons of $45 million, or $1.31 per diluted share, and $47 million, or $1.36 per diluted share, on an adjusted basis
•Adjusted EBITDA of $363 million for the year, and $117 million for the fourth quarter
•Trade reported record fourth quarter pretax income of $54 million on solid operations
•Renewables reported pretax income of $25 million and pretax income attributable to the company of $16 million on efficient plant performance and solid merchandising
•Strong balance sheet; healthy cash flows result in a cash balance of $562 million

"Trade had an excellent fourth quarter, with an early harvest, where we were able to accumulate higher-than-normal quality grain at good basis values. We also saw some improved merchandising opportunities and good results in our premium ingredients business. We are integrating Skyland Grain, LLC locations into our trade flows and this report includes two months of results from that recent investment. Renewables also had a very solid quarter but could not duplicate 2023 despite record ethanol production due to lower ethanol prices and co-product values. In Nutrient & Industrial, we had year-over-year improvement led by our manufactured product lines that helped offset soft ag supply chain results due to limited farmer engagement," said President and CEO Bill Krueger. "In these changing ag markets, I'm proud of our team."

"Looking forward, we see continued regulatory and geopolitical uncertainties coupled with potentially challenging agricultural economics. We also see signs of opportunity. We currently expect a significant increase in planted corn acres and continuing strong ethanol exports. Our mix of North American agribusiness and ethanol production assets along with our strength in merchandising, positions us well to withstand downward pressures from these market shifts," added Krueger. "In addition to the recent Skyland Grain investment, we are making progress on several longer-term capital investments that will enhance future results. We also continue to actively pursue growth in the Renewables space, both by lowering the carbon intensity of our ethanol plants as well as evaluating expansion and acquisition opportunities. In December, we announced some changes to improve the alignment of our commercial teams to serve our customers even better, gain operational efficiencies, and continue to drive growth. We are excited about the new Agribusiness and Renewables teams and are working hard to achieve our growth strategy."

$ in millions, except per share amounts
	Q4 2024	Q4 2023	Variance	YTD 2024	YTD 2023	Variance
Pretax Income	$67.3	$91.8	$(24.5)	$200.8	$169.6	$31.2
Pretax Income Attributable to the Company[1]	58.2	64.5	(6.3)	144.1	138.2	5.9
Adjusted Pretax Income (Loss) Attributable to the Company[1]	60.6	68.4	(7.8)	146.7	159.1	(12.4)
Trade[1]	53.6	47.0	6.6	94.6	83.3	11.3
Renewables[1]	16.0	32.7	(16.7)	79.8	97.7	(17.9)
Nutrient & Industrial[1]	3.5	2.1	1.4	18.9	25.7	(6.8)
Other[1]	(12.5)	(13.4)	0.9	(46.6)	(47.7)	1.1
Net Income Attributable to the Company	45.1	51.2	(6.1)	114.0	101.2	12.8
Adjusted Net Income Attributable to the Company[1]	46.9	54.6	(7.7)	116.7	118.3	(1.6)
Diluted Earnings Per Share (EPS)	1.31	1.49	(0.18)	3.32	2.94	0.38
Adjusted EPS[1]	1.36	1.59	(0.23)	3.40	3.44	(0.04)
EBITDA[1]	113.7	131.2	(17.5)	360.3	341.5	18.8
Adjusted EBITDA[1]	$116.5	$135.1	$(18.6)	$363.4	$405.1	$(41.7)

1 Non-GAAP financial measures; see appendix for explanations and reconciliations.

Cash, Liquidity, and Long-Term Debt Management

"Our businesses continued to generate solid operating cash flows into the fourth quarter. Our cash flows and lower commodity prices resulted in a cash position of more than $560 million at the end of the year. In addition, our debt remains at a modest level, inclusive of debt acquired as part of the Skyland Grain investment," said Executive Vice President and CFO Brian Valentine. "Our long-term debt to adjusted EBITDA ratio of 1.8 times is still well below our stated target of 2.5 times. We were pleased to be able to deploy more capital during the quarter and anticipate increased spending on some of the previously announced growth projects in 2025."

The company generated $269 million and $251 million in cash from operating activities for the fourth quarters of 2024 and 2023, respectively, and generated $100 million and $122 million in cash from operations before working capital changes for the same periods, respectively.

For the full years of 2024 and 2023, the company generated $332 million and $947 million in cash from operating activities, respectively. Cash from operations before working capital changes for the same years was $323 million and $330 million even with the changing ag markets.

Fourth Quarter Segment Overview

Trade Posts Record Fourth Quarter Driven by Solid Operations

Trade recorded pretax income and adjusted pretax income attributable to the company of $54 million for the quarter, compared to pretax income of $44 million and adjusted pretax income of $47 million in the fourth quarter of the prior year.

Solid elevation margins and space income in core grain assets on an early and robust harvest drove results. The merchandising businesses realized improvements over the prior year, despite limited volatility in the grain markets. The premium ingredients business had another consistent and profitable quarter.

The portfolio mix of assets, ingredients, and merchandising businesses provides a solid foundation to benefit from large crops and carry markets, as well as tight, demand-driven markets. With a lower-than-expected corn carryout at the end of the year, an inverse has returned to the corn markets, which could result in an increase in corn acres planted and increased volatility in 2025. Domestic premium ingredient demand is also expected to stay solid and should continue to support recent capital growth investments.

Trade’s fourth quarter adjusted EBITDA was $76 million, compared to fourth quarter 2023 adjusted EBITDA of $62 million. For the full year, adjusted EBITDA was $161 million in 2024, compared to $155 million in 2023.

Renewables Reports Solid Quarter on Efficient Operations

The Renewables segment reported pretax income of $25 million and pretax income attributable to the company of $16 million in the fourth quarter compared to pretax income of $60 million and pretax income attributable to the company of $33 million in the fourth quarter of 2023.

Fourth quarter results were down from a prior year record, as ethanol board crush margins were down $0.16/gallon and co-product values traded lower on reduced corn prices and weaker corn oil values. Partially offsetting these headwinds, the four ethanol plants continued to run efficiently, with record fourth quarter production, and reduced input cost, including lower corn basis of $0.09/gallon year-over-year. Third-party ethanol merchandising also saw improved profitability in 2024.

While spot ethanol crush margins are generally seasonally soft in the first quarter, a portion of first quarter volumes have been hedged at favorable levels. While there remains regulatory uncertainty, elevated export demand, upcoming planned maintenance in the industry, and the spring driving rebound should all support improved plant economics. Co-product values may also see improvement as there has been a recent rebound in corn values.

Renewables recorded EBITDA of $40 million in the fourth quarter of 2024, compared to 2023 fourth quarter EBITDA of $73 million. For the full year, adjusted EBITDA was $189 million in 2024, compared to $230 million 2023.

Nutrient & Industrial Shows Improvement on Prior Year

Nutrient & Industrial recorded pretax income and pretax income attributable to the company of $3 million in the fourth quarter, an improvement from the prior year. The increased results are primarily due to improvements in manufactured products and one-time prior year expenses that did not repeat. Core agriculture product lines were down year-over-year on softer industry fundamentals. With high yields during harvest pulling more nutrients from the soil and an expected increase in corn acres planted, there may be an opportunity for increased volume in 2025.

Nutrient & Industrial’s current quarter EBITDA was $13 million, compared to adjusted EBITDA of $11 million in 2023. For the full year, Nutrient & Industrial recorded EBITDA of $57 million in 2024, compared to adjusted EBITDA of $62 million in 2023.

Income Taxes

The company recorded income tax expense at an effective rate of 20% for the fourth quarter and 15% for the year. This rate was impacted by the tax treatment of noncontrolling interests and federal tax credits; a significant portion are biofuel tax credits related to the production of cellulosic ethanol.

Conference Call

The company will host a webcast on Wednesday, February 19, 2025, at 8:30 a.m. ET, to discuss its performance and provide its outlook for 2025. To access the call, please dial 888-317-6003 or 412-317-6061 (international toll) and use elite entry number: 3381023. It is recommended that you call 10 minutes before the conference call begins.

To access the webcast, click on the link: https://app.webinar.net/k56MoWjneK8 and submit the requested information as directed. A replay of the call can also be accessed under the heading "Investors" on the company’s website at www.andersonsinc.com.

Forward-Looking Statements

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, geopolitical risk, and the risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission. Although the company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

Non-GAAP Measures

This release contains non-GAAP financial measures. The company believes that pretax income (loss) attributable to the company; adjusted pretax income (loss) attributable to the company; adjusted pretax income (loss); adjusted net income attributable to the company; adjusted diluted earnings per share; earnings before interest, taxes, depreciation, and amortization (or EBITDA); adjusted EBITDA; and cash from operations before working capital changes provide additional information to investors and others about its operations, allowing an evaluation of underlying operating performance and liquidity and better period-to-period comparability. The above measures are not and should not be considered as alternatives to pretax income (loss) or income (loss) before income taxes, net income (loss), diluted earnings (loss) per share attributable to The Andersons, Inc. common shareholders and cash provided by (used in) operating activities as determined by generally accepted accounting principles. Reconciliations of the GAAP to non-GAAP measures may be found within this press release and the financial tables provided herein.

Company Description

The Andersons, Inc., named in 2024 as one of The Americas' Fastest Growing Companies by the Financial Times and one of America's Climate Leaders by USA Today, is a diversified company rooted in agriculture that conducts business in the agribusiness and renewables sectors. Guided by its Statement of Principles, The Andersons is committed to providing extraordinary service to its customers, helping its employees improve, supporting its communities, and increasing the value of the company. For more information, please visit www.andersonsinc.com.

Investor Relations Contact
Mike Hoelter
Vice President, Corporate Controller and Investor Relations
Phone: 419-897-6715
E-mail: investorrelations@andersonsinc.com

The Andersons, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
(in thousands, except per share data)	2024	2023	2024	2023
Sales and merchandising revenues	$3,123,138	$3,213,000	$11,257,548	$14,750,112
Cost of sales and merchandising revenues	2,910,028	2,995,286	10,563,622	14,004,749
Gross profit	213,110	217,714	693,926	745,363
Operating, administrative and general expenses	147,154	132,712	503,620	492,260
Asset impairment	—	—	—	87,156
Interest expense, net	10,266	8,101	31,760	46,867
Other income, net	11,560	14,860	42,211	50,483
Income before income taxes	67,250	91,761	200,757	169,563
Income tax provision	13,146	13,324	30,057	37,034
Net income	54,104	78,437	170,700	132,529
Net income attributable to noncontrolling interests	9,014	27,251	56,688	31,339
Net income attributable to The Andersons, Inc.	$45,090	$51,186	$114,012	$101,190

Earnings per share attributable to The Andersons, Inc. common shareholders:
Basic earnings:	$1.32	$1.52	$3.35	$3.00
Diluted earnings:	$1.31	$1.49	$3.32	$2.94

The Andersons, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

(in thousands)	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$561,771	$643,854
Accounts receivable, net	764,550	762,549
Inventories	1,286,811	1,166,700
Commodity derivative assets – current	148,801	178,083
Other current assets	88,344	55,777
Total current assets	2,850,277	2,806,963
Other assets:
Goodwill	127,856	127,856
Other intangible assets, net	69,345	85,579
Right of use assets, net	104,630	54,234
Other assets, net	101,055	87,010
Total other assets	402,886	354,679
Property, plant and equipment, net	868,151	693,365
Total assets	$4,121,314	$3,855,007

Liabilities and equity
Current liabilities:
Short-term debt	$166,614	$43,106
Trade and other payables	1,047,436	1,055,473
Customer prepayments and deferred revenue	194,025	187,054
Commodity derivative liabilities – current	59,766	90,849
Current maturities of long-term debt	36,139	27,561
Accrued expenses and other current liabilities	227,192	232,288
Total current liabilities	1,731,172	1,636,331
Long-term lease liabilities	65,312	31,659
Long-term debt, less current maturities	608,151	562,960
Deferred income taxes	55,005	58,581
Other long-term liabilities	61,838	49,089
Total liabilities	2,521,478	2,338,620
Total equity	1,599,836	1,516,387
Total liabilities and equity	$4,121,314	$3,855,007

The Andersons, Inc.
Consolidated Statements of Cash Flows
(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
(in thousands)	2024	2023	2024	2023
Operating Activities
Net income	$54,104	$78,437	$170,700	$132,529
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	36,178	31,306	127,804	125,106
Bad debt expense, net	6,138	5,438	17,637	11,519
Stock-based compensation expense	3,611	3,493	13,629	12,857
Asset impairment	—	—	—	87,156
Deferred federal income tax	(1,997)	6,696	(2,911)	(1,596)
Other	1,862	(10,535)	(3,595)	(16,341)
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed:
Accounts and notes receivable	32,279	62,705	35,777	468,968
Inventories	(191,041)	(175,883)	87,906	572,235
Commodity derivatives	(34,322)	12,027	15,005	111,506
Other current and non-current assets	31,326	4,481	(28,050)	6,529
Payables and other current and non-current liabilities	330,673	232,498	(102,396)	(563,718)
Net cash provided by operating activities	268,811	250,663	331,506	946,750
Investing Activities
Acquisition of businesses, net of cash acquired	(19,611)	(313)	(29,172)	(24,698)
Purchases of property, plant and equipment and capitalized software	(55,957)	(41,725)	(149,187)	(150,443)
Property insurance proceeds	2,918	4,999	12,137	7,499
Proceeds from sale of business	—	—	—	10,318
Proceeds from sale of Rail assets	—	—	—	2,871
Other	168	423	3,148	574
Net cash used in investing activities	(72,482)	(36,616)	(163,074)	(153,879)
Financing Activities
Net (payments) receipts under short-term lines of credit	(64,897)	27,456	(91,951)	(233,696)
Proceeds from issuance of long-term debt	67,000	—	67,000	100,000
Payments of long-term debt	(62,940)	(6,886)	(83,589)	(49,620)
Distributions to noncontrolling interest owner	(14,970)	(2,114)	(102,295)	(46,418)
Dividends paid	(6,807)	(6,602)	(26,273)	(25,373)
Common stock repurchased	(2,295)	—	(2,295)	(1,747)
Payments of debt issuance costs	(2,851)	—	(2,851)	—
Value of shares withheld for taxes	(4)	(3)	(8,105)	(6,630)
Other	—	2	—	(509)
Net cash provided by (used in) financing activities	(87,764)	11,853	(250,359)	(263,993)
Effect of exchange rates on cash and cash equivalents	(859)	(101)	(156)	(293)
Increase (decrease) in Cash and cash equivalents	107,706	225,799	(82,083)	528,585
Cash and cash equivalents at the beginning of the period	454,065	418,055	643,854	115,269
Cash and cash equivalents at the end of the period	$561,771	$643,854	$561,771	$643,854

The Andersons, Inc.
Adjusted Net Income Attributable to The Andersons, Inc.
A non-GAAP financial measure
(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
(in thousands, except per share data)	2024	2023	2024	2023
Net income	$54,104	$78,437	$170,700	$132,529
Net income attributable to noncontrolling interests	9,014	27,251	56,688	31,339
Net income attributable to The Andersons, Inc.	45,090	51,186	114,012	101,190
Adjustments:
Transaction related compensation	2,536	3,212	11,104	7,818
Insurance recoveries	(4,446)	—	(9,650)	(16,080)
Gain on deconsolidation of joint venture	—	—	(3,117)	(6,544)
Acquisition costs	2,738	—	2,738	—
(Gain) loss on cost method investment	1,535	—	1,535	(4,798)
Asset impairment	—	—	—	45,413
Gain on sale of assets	—	—	—	(5,643)
Goodwill impairment	—	686	—	686
Income tax impact of adjustments[1]	(590)	(520)	42	(3,775)
Total adjusting items, net of tax	1,773	3,378	2,652	17,077
Adjusted net income attributable to The Andersons, Inc.	$46,863	$54,564	$116,664	$118,267

Diluted earnings per share attributable to The Andersons, Inc. common shareholders	$1.31	$1.49	$3.32	$2.94

Impact on diluted earnings per share	$0.05	$0.10	$0.08	$0.50
Adjusted diluted earnings per share attributable to The Andersons, Inc. common shareholders	$1.36	$1.59	$3.40	$3.44
1 The income tax impact of adjustments is taken at the blended federal, state, and local tax rate of 25% with the exception of certain transaction related compensation, certain acquisition costs, and goodwill impairments in both 2024 and 2023, respectively.

Adjusted net income (loss) attributable to The Andersons, Inc. reflects reported net income (loss) available to The Andersons, Inc. common shareholders after the removal of specified items described above. Adjusted diluted earnings (loss) per share reflects the fully diluted EPS of The Andersons, Inc. after removal of the effect on EPS as reported of specified items described above. Management believes that Adjusted net income (loss) attributable to The Andersons, Inc. and Adjusted diluted earnings (loss) per share are useful measures of The Andersons, Inc. performance as they provide investors additional information about the operations of the company allowing better evaluation of underlying business performance and better comparability to previous periods. These non-GAAP financial measures are not intended to replace or be alternatives to Net income attributable to The Andersons, Inc. and Diluted earnings attributable to The Andersons, Inc. common shareholders as reported, the most directly comparable GAAP financial measures, or any other measures of operating results under GAAP. Earnings amounts described above have been divided by the company’s average number of diluted shares outstanding for each respective period in order to arrive at an adjusted diluted earnings (loss) per share amount for each specified item.

The Andersons, Inc.
Segment Data
(unaudited)

(in thousands)	Trade	Renewables	Nutrient & Industrial	Other	Total
Three months ended December 31, 2024
Sales and merchandising revenues	$2,222,762	$713,958	$186,418	$—	$3,123,138
Gross profit	146,976	35,479	30,655	—	213,110
Operating, administrative and general expenses	95,504	10,901	27,811	12,938	147,154
Other income (loss), net	10,441	992	1,564	(1,437)	11,560
Income (loss) before income taxes	53,818	24,921	2,551	(14,040)	67,250
Income (loss) attributable to noncontrolling interests	1,018	8,941	(945)	—	9,014
Income (loss) before income taxes attributable to The Andersons, Inc.[1]	$52,800	$15,980	$3,496	$(14,040)	$58,236
Adjustments to income (loss) before income taxes[2]	828	—	—	1,535	2,363
Adjusted income (loss) before income taxes attributable to The Andersons, Inc.[1]	$53,628	$15,980	$3,496	$(12,505)	$60,599

Three months ended December 31, 2023
Sales and merchandising revenues	$2,212,434	$795,236	$205,330	$—	$3,213,000
Gross profit	126,064	65,257	26,393	—	217,714
Operating, administrative and general expenses	88,097	7,933	24,091	12,591	132,712
Other income (loss), net	11,839	3,401	439	(819)	14,860
Income (loss) before income taxes	43,807	59,988	1,374	(13,408)	91,761
Income attributable to noncontrolling interests	—	27,251	—	—	27,251
Income (loss) before income taxes attributable to The Andersons, Inc.[1]	$43,807	$32,737	$1,374	$(13,408)	$64,510
Adjustments to income (loss) before income taxes[2]	3,212	—	686	—	3,898
Adjusted income (loss) before income taxes attributable to The Andersons, Inc.[1]	$47,019	$32,737	$2,060	$(13,408)	$68,408
1 Income (loss) before income taxes attributable to The Andersons, Inc. for each operating segment is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income.
2 Additional information on the individual adjustments that are included in the adjustments to income (loss) before income taxes can be found in the Reconciliation to EBITDA and Adjusted EBITDA table. All adjustments are consistent with the EBITDA reconciliation with the exception of items where a portion of the expense is attributable to the noncontrolling interest and is represented in Income attributable to the noncontrolling interest within the reconciliation above. These adjustments include a $0.5 million difference in acquisition costs in the Trade segment for the three months ended December 31, 2024.

The Andersons, Inc.
Segment Data (continued)
(unaudited)

(in thousands)	Trade	Renewables	Nutrient & Industrial	Other	Total
Twelve months ended December 31, 2024
Sales and merchandising revenues	$7,622,077	$2,802,330	$833,141	$—	$11,257,548
Gross profit	403,682	169,151	121,093	—	693,926
Operating, administrative and general expenses	316,390	35,493	103,238	48,499	503,620
Other income (loss), net	28,728	8,678	6,444	(1,639)	42,211
Income (loss) before income taxes	91,433	139,495	17,988	(48,159)	200,757
Income (loss) attributable to noncontrolling interests	1,018	56,615	(945)	—	56,688
Income (loss) before income taxes attributable to The Andersons, Inc.[1]	$90,415	$82,880	$18,933	$(48,159)	$144,069
Adjustments to income (loss) before income taxes[2]	4,192	(3,117)	—	1,535	2,610
Adjusted income (loss) before income taxes attributable to The Andersons, Inc.[1]	$94,607	$79,763	$18,933	$(46,624)	$146,679

Twelve months ended December 31, 2023
Sales and merchandising revenues	$10,426,083	$3,380,632	$943,397	$—	$14,750,112
Gross profit	409,950	202,397	133,016	—	745,363
Operating, administrative and general expenses	308,470	32,737	103,342	47,711	492,260
Other income, net	29,988	15,056	2,391	3,048	50,483
Income (loss) before income taxes	96,234	91,175	25,049	(42,895)	169,563
Income attributable to noncontrolling interests	—	31,339	—	—	31,339
Income (loss) before income taxes attributable to The Andersons, Inc.[1]	$96,234	$59,836	$25,049	$(42,895)	$138,224
Adjustments to income (loss) before income taxes[2]	(12,942)	37,906	686	(4,798)	20,852
Adjusted income (loss) before income taxes attributable to The Andersons, Inc.[1]	$83,292	$97,742	$25,735	$(47,693)	$159,076
1 Income (loss) before income taxes attributable to The Andersons, Inc. for each operating segment is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income.
2 Additional information on the individual adjustments that are included in the adjustments to income (loss) before income taxes can be found in the Reconciliation to EBITDA and Adjusted EBITDA table. All adjustments are consistent with the EBITDA reconciliation with the exception of items where a portion of the expense is attributable to the noncontrolling interest and is represented in Income attributable to the noncontrolling interest within the reconciliation above. These adjustments include a $0.5 million difference in acquisition costs in the Trade segment for the year ended December 31, 2024, and a $42.7 million difference in asset impairment expense in the Renewables segment for the year ended December 31, 2023.

The Andersons, Inc.
Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)
A non-GAAP financial measure
(unaudited)

(in thousands)	Trade	Renewables	Nutrient & Industrial	Other	Total
Three months ended December 31, 2024
Net income (loss)	$53,818	$24,921	$2,551	$(27,186)	$54,104
Interest expense (income)	8,095	649	1,857	(335)	10,266
Tax provision	—	—	—	13,146	13,146
Depreciation and amortization	12,559	14,079	8,585	955	36,178
EBITDA	74,472	39,649	12,993	(13,420)	113,694
Adjusting items impacting EBITDA:
Acquisition costs	3,193	—	—	—	3,193
Transaction related compensation	2,536	—	—	—	2,536
Insurance recoveries	(4,446)	—	—	—	(4,446)
Loss on cost method investment	—	—	—	1,535	1,535
Total adjusting items	1,283	—	—	1,535	2,818
Adjusted EBITDA	$75,755	$39,649	$12,993	$(11,885)	$116,512

Three months ended December 31, 2023
Net income (loss)	$43,807	$59,988	$1,374	$(26,732)	$78,437
Interest expense (income)	5,999	737	1,367	(2)	8,101
Tax provision	—	—	—	13,324	13,324
Depreciation and amortization	9,450	12,184	7,750	1,922	31,306
EBITDA	59,256	72,909	10,491	(11,488)	131,168
Adjusting items impacting EBITDA:
Transaction related compensation	3,212	—	—	—	3,212
Goodwill impairment	—	—	686	—	686
Total adjusting items	3,212	—	686	—	3,898
Adjusted EBITDA	$62,468	$72,909	$11,177	$(11,488)	$135,066
Adjusted EBITDA is defined as earnings before interest, taxes and depreciation and amortization, adjusted for specified items. The company calculates adjusted EBITDA by removing the impact of specified items and adding back the amounts of interest expense, tax expense and depreciation and amortization to net income (loss). Management believes that adjusted EBITDA is a useful measure of the company’s performance as it provides investors additional information about the company’s operations allowing better evaluation of underlying business performance and improved comparability to prior periods. Adjusted EBITDA is a non-GAAP financial measure and is not intended to replace or be an alternative to net income (loss), the most directly comparable GAAP financial measure.

The Andersons, Inc.
Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)
A non-GAAP financial measure
(unaudited)

(in thousands)	Trade	Renewables	Nutrient & Industrial	Other	Total
Twelve months ended December 31, 2024
Net income (loss)	$91,433	$139,495	$17,988	$(78,216)	$170,700
Interest expense (income)	24,587	2,841	6,311	(1,979)	31,760
Tax provision	—	—	—	30,057	30,057
Depreciation and amortization	40,505	49,705	32,488	5,106	127,804
EBITDA	156,525	192,041	56,787	(45,032)	360,321
Adjusting items impacting EBITDA:
Transaction related compensation	11,104	—	—	—	11,104
Insurance recoveries	(9,650)	—	—	—	(9,650)
Acquisition costs	3,193	—	—	—	3,193
Gain on deconsolidation of joint venture	—	(3,117)	—	—	(3,117)
Loss on cost method investment	—	—	—	1,535	1,535
Total adjusting items	4,647	(3,117)	—	1,535	3,065
Adjusted EBITDA	$161,172	$188,924	$56,787	$(43,497)	$363,386

Twelve months ended December 31, 2023
Net income (loss)	$96,234	$91,175	$25,049	$(79,929)	$132,529
Interest expense (income)	35,234	6,385	7,016	(1,768)	46,867
Tax provision	—	—	—	37,034	37,034
Depreciation and amortization	36,109	51,408	29,268	8,321	125,106
EBITDA	167,577	148,968	61,333	(36,342)	341,536
Adjusting items impacting EBITDA:
Insurance recoveries	(16,080)	—	—	—	(16,080)
Gain on sale of assets	(5,643)	—	—	—	(5,643)
Transaction related compensation	7,818	—	—	—	7,818
Asset impairment including equity method investments	963	87,156	—	—	88,119
Gain on deconsolidation of joint venture	—	(6,544)	—	—	(6,544)
Goodwill impairment	—	—	686	—	686
Gain on cost method investment	—	—	—	(4,798)	(4,798)
Total adjusting items	(12,942)	80,612	686	(4,798)	63,558
Adjusted EBITDA	$154,635	$229,580	$62,019	$(41,140)	$405,094
Adjusted EBITDA is defined as earnings before interest, taxes and depreciation and amortization, adjusted for specified items. The company calculates adjusted EBITDA by removing the impact of specified items and adding back the amounts of interest expense, tax expense and depreciation and amortization to net income (loss). Management believes that adjusted EBITDA is a useful measure of the company’s performance as it provides investors additional information about the company’s operations allowing better evaluation of underlying business performance and improved comparability to prior periods. Adjusted EBITDA is a non-GAAP financial measure and is not intended to replace or be an alternative to net income (loss), the most directly comparable GAAP financial measure.

Andersons, Inc.
Cash from Operations Before Working Capital Changes
A non-GAAP financial measure
(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
(in thousands)	2024	2023	2024	2023
Cash provided by operating activities	$268,811	$250,663	$331,506	$946,750
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed:
Accounts receivable	32,279	62,705	35,777	468,968
Inventories	(191,041)	(175,883)	87,906	572,235
Commodity derivatives	(34,322)	12,027	15,005	111,506
Other current and non-current assets	31,326	4,481	(28,050)	6,529
Payables and other current and non-current liabilities	330,673	232,498	(102,396)	(563,718)
Total changes in operating assets and liabilities	168,915	135,828	8,242	595,520
Adjusting items impacting cash from operations before working capital changes:
Less: Insured inventory recoveries	—	—	—	(16,080)
Less: Unrealized foreign currency losses on receivables	—	7,270	—	(4,818)
Cash from operations before working capital changes	$99,896	$122,105	$323,264	$330,332

Cash from operations before working capital changes is defined as cash provided by (used in) operating activities before the impact of changes in working capital within the statement of cash flows. The company calculates cash from operations by eliminating the effect of changes in accounts receivable, inventories, commodity derivatives, other current and non-current assets, and payables and other current and non-current liabilities; and adjusted by specific items from the cash provided by (used in) operating activities. Management believes that cash from operations before working capital changes is a useful measure of the company’s performance as it provides investors additional information about the company’s operations allowing better evaluation of underlying business performance and improved comparability to prior periods. Cash from operations before working capital changes is a non-GAAP financial measure and is not intended to replace or be an alternative to cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.